IPD PRODUCTS, INC.
Unaudited Financial Statements for the Years Ended December 31, 2022 and 2021


BALANCE SHEET
December 31, 2022 and 2021
(Unaudited)

2022	2021





TOTAL ASSETS


$ 49,637


$ 54,433
























988


(136,465)
(177,836)
(313,313)


TOTAL LIABILITIES & EQUITY


$ 49,637


$ 54,433





INCOME STATEMENT
For the Years Ended December 31, 2022 and 2021
(Unaudited)

2022	2021
Net Loss from Operations	(5,402)	(177,836)




NET LOSS


$  (5,402)


$(177,836)







STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021
(Unaudited)

2021

$ (177,836)



4,838
8,750
(11,663)
1,000
21,000

Net cash Flows Used for Operating Activities	(21,064)	(153,911)



21,106



Net cash provided by Financing Activities	21,106	25,414